Exhibit 2.1


                               PURCHASE AGREEMENT

         THIS AGREEMENT is entered into as of the 27th day of June, 1996, by and between Research, Inc., a Minnesota corporation, (hereinafter referred to as the "Seller") and Starkey Laboratories, Inc., a Minnesota corporation, or its assignee under Section XX hereof (hereinafter referred to as the "Buyer"), upon the basis of the following facts, understandings and intentions of Seller and Buyer.

RECITALS:

1. Seller is the owner of a parcel of unimproved property (collectively the "Property") located in the City of Eden Prairie, County of Hennepin, State of Minnesota and consisting of approximately 12.5 acres of land within the SE 1/4 of the N 1/2, Section 1 T116N R22W and as depicted on Exhibit A attached hereto;

2. Exhibit A contains a plat map with the proposed boundaries of the Property outlined in red. The legal description and actual square footage shall be prepared and calculated by a licensed surveyor pursuant to Section V after the Purchase Agreement is signed.

3. Buyer desires to purchase the Property in accordance with the terms and conditions hereinafter set forth; and

4.       Seller is willing to grant and extend to Buyer such purchase right.

         NOW, THEREFORE, in consideration of the agreements hereinafter provided and other good and valuable consideration, Seller agrees to sell and Buyer agrees to purchase from Seller the Property, together with and including all hereditaments, appurtenances, easements and right of ways thereunto belonging or in any way appertaining and also the right, title and interest (if any) of Seller in and to the bounding and abutting streets, alleys and highways, subject to and upon the following terms and conditions:


                                    SECTION I
                                 PURCHASE PRICE

         It is hereby agreed that the Purchase Price of the Property shall be calculated on the basis of $2.50 per square foot. The exact square footage and the legal description of the Property shall be determined by the survey to be obtained pursuant to Section V hereof. The "Purchase Price" as determined shall be paid by Buyer to Seller as follows:

         i) $50,000.00 Earnest Money to be paid into escrow as provided for in Section II below; and

         ii) the balance, less credits properly allocable to Buyer pursuant to this Agreement (such as Seller's share of real estate taxes, abstracting, transfer tax, etc.), to be payable at closing by promissory note due and payable in full on October 3, 1996 (the "Promissory Note").


                                   SECTION II
                              EARNEST MONEY DEPOSIT

         Concurrently with the execution of this Agreement, Buyer shall deposit in escrow with a title company to be agreed upon by both parties (the "Escrow Agent") the sum of $50,000.00 (the "Deposit") which shall be retained by the Escrow Agent for the benefit of Seller and Buyer in accordance with the provisions of this Agreement. The parties hereby agree to execute such documentation, if any, reasonably required by the Escrow Agent in connection with the disbursement of the Deposit and establishment of said Earnest Money Escrow referenced above.


                                   SECTION III
                     INVESTMENT AND DISBURSEMENT OF DEPOSIT

         The Escrow Agent is hereby directed to invest the Deposit in a segregated interest-bearing money market bank deposit account with an established local bank. Any escrow fee shall be Buyer's expense.

         The Deposit shall be disbursed by the Escrow Agent as follows:

         a) Except as provided for in (b) below, in the event Buyer fails to close the transaction on the Closing Date (as such may be extended by the terms of this Agreement), the Deposit shall be delivered to the Seller upon the termination of this Agreement, as evidenced by either (1) a writing by both Seller and Buyer, (2) a Cancellation of the Purchase Agreement pursuant to Minnesota Statutes Chapter 559, or (3) an order of the District Court for the State of Minnesota terminating this Agreement.

         b) The Deposit shall be delivered to Buyer in the event: (i) Seller is in default in any of its obligations herein and continues to be in default ten (10) days after notice by Buyer to Seller of the nature and extent of such default; (ii) Seller is in breach of any of its warranties herein and has been notified of such breach and has failed to cure such breach on or before the Closing Date; (iii) this Agreement cannot be timely closed because title to the Property is not acceptable or cannot be delivered as provided and Buyer terminates this Agreement pursuant to Section VI; (iv) Buyer terminates this Agreement pursuant to Section XII hereof; (v) Buyer terminates this Agreement pursuant to Section XVI hereof; or (vi) Buyer terminates this Agreement pursuant to
                  Section IV hereof; or (vii) this Purchase Agreement is deemed terminated pursuant to Section X hereof. In the event of any of the foregoing, it shall be a condition of delivery of the Deposit to Buyer that Buyer provide Escrow Agent with an executed recordable quit claim deed to the Property, terminating Buyer's right to purchase the Property and any interest in the Property.

         c) In the event Buyer proceeds to Closing, the Deposit shall be delivered to Seller at Closing as part payment of the Purchase Price.

         d) Upon the disbursement of the Deposit, any interest earned thereon shall be paid to Buyer unless the Deposit is paid to Seller pursuant to (a) above, in which case, the interest shall be paid to Seller.


                                   SECTION IV
                          BUYER'S CONDITIONS PRECEDENT

         Seller agrees that this Agreement shall be conditioned upon Buyer's satisfaction, in its sole and absolute judgment, that the following contingencies with respect to the Property are met:

         a) Not less than 85% of the square footage of the Property is useable for the proposed use without violation of governmental regulations regulating wetlands and without incurring significant land preparation charges exclusive only of grading and fill charges.

         b) Buyer's inspection, testing, sampling and approval of the Property and its soil and such other attributes as may be deemed necessary by the Buyer in order to ascertain whether the Property is suitable for the construction of an office warehouse building and a parking lot (collectively, the "Proposed Use"). This Proposed Use contingency is satisfied if Buyer is able to construct an office/warehouse building of 75,000 square feet, together with a parking lot. Seller agrees to allow Buyer and its agents the right of any ingress or egress over and through the Property for the purpose of inspecting and testing the same and making other observations as Buyer deems reasonably necessary. Buyer agrees to indemnify and hold Seller harmless from all injury, death or property damage or claims of any kind whatsoever arising out of or in any way incidental to Buyer's or Buyer's agent's presence on the Property for the purposes aforesaid.

         c) The Property is or will be properly zoned for the Proposed Use and Buyer is able to obtain reasonable assurances that it can obtain a building permit for the Proposed Use.


         d) All utilities, including but not limited to electricity, gas, water (fire and domestic), storm and sanitary sewer, are available to the site, through valid and adequate public or private easements for the proposed use; provided that in the case of private easements, they are appurtenant to the Property, or on the Property's side of abutting streets of size and capacity sufficient to serve the Proposed Use.

         e) That none of the encumbrances set forth on Exhibit B attached hereto (the "Permitted Encumbrances") interfere with Buyer's Proposed Use and that there are no land use restrictions, environmental requirements, or other requirements established by any entity or authority having legal jurisdiction there over which would prohibit Buyer's Proposed Use.

         f) Buyer obtaining, as provided in Section V(A) hereof, the hazardous waste report(s) for the Property from any environmental consultant organization selected by Buyer showing the absence of hazardous substances, pollutants and trash thereon and otherwise solely satisfactory to Buyer and certified in favor of Buyer.

         g) All of Seller's warranties herein contained are true and correct as of the date of Closing.

         The conditions precedent enumerated above shall be deemed not found to exist to the reasonable satisfaction of Buyer, and this Agreement shall be deemed terminated unless Buyer gives written notice hereunder to Seller that Buyer affirmatively waives in writing these conditions precedent prior to the date which is sixty (60) days after Buyer has received an original copy of this Purchase Agreement executed by Seller and Buyer ("Contingency Date"); provided, however, that the Contingency Date shall be extended to Closing with respect to item f) above should the Buyer deem it necessary to have a Phase 2 environmental audit undertaken pursuant to Section V(a) hereof. Upon termination of this Agreement as a result of Buyer's not waiving these conditions precedent, all parties hereto shall be released from all duties and obligations to each other contained herein.


                                    SECTION V
              ENVIRONMENTAL AUDITS, SURVEY & REPLATTTNG SUBDIVISION

         A. Environmental Audits. Buyer will obtain at Buyer's sole cost and expense, a "Phase One" environmental audit certified to Buyer. If Buyer believes a Phase II environmental audit is necessary, Buyer shall obtain Seller's approval before proceeding with such environmental audit, which approval shall not be unreasonably withheld. If Seller does refuse to approve a Phase II environmental audit, then Buyer may elect to terminate this Agreement and both parties hereto shall be released from all duties and obligations to each other contained herein. Seller agrees to provide Buyer with a copy of the most recent Phase I audit of the Property in Seller's possession, if any.

         Subject to the foregoing, Buyer shall have the right to do additional environmental audits and/or soil tests regardless of the cost as long as Buyer pays for all of such costs. Buyer agrees to indemnify and hold Seller harmless from all mechanic's liens liability, injury, death, property damage or other costs and expenses arising from Buyer's doing any such environmental audits and/or soil tests. Buyer shall provide Seller with a copy of each such written test result or report within ten (10) days of Buyer's receipt of the same.

         B. Survey. Seller shall as promptly as possible after the date hereof and at Seller's sole expense commence the preparation of materials required for the subdivision of the Property from Seller's Property (the "Seller's Property") to allow for a sale of the Property to Buyer (the "Subdivision"') Seller shall provide Buyer with a copy of all such Subdivision documents, including without limitation the plat drawing required for the Subdivision. Seller shall also cause a proposed survey to be made of the Property showing the proposed legal description for the Property following the Subdivision (the "Survey"). The Survey will be in a form to remove the survey exception from Buyer's title insurance for the Property and will show the exact square footage of the Property.

         C. Wetland Delineation. Buyer shall as promptly as possible after the date hereof obtain, at its expense, a Wetland Delineation of the Property identifying the area of the Property that is unbuildable.

         D. Copies of Seller's Documents. Seller shall promptly deliver to Buyer copies of all soil tests, environmental audits, surveys and other documents relating to the physical property of the Property which are within Seller's control.

         E. Replatting. Seller shall, at Seller's expense, replat the Property prior to Closing. If the city does not approve the replatting and it is impossible for Seller to perform this obligation, then this Agreement shall be terminated and both parties shall be released from all duties and obligations to each other contained herein.


                                   SECTION VI
                                 TITLE EVIDENCE

         A. Seller shall, within a reasonable time following (a) Buyer's payment of the Deposit and (b) the preparation of the Survey described in Section V (B), and at Seller's expense, provide Buyer with a commitment(s) (the "Commitment") for an Owner's Policy of Title Insurance (ALTA Form B-1992), for the Property issued by Title. Buyer shall pay at Closing the cost of the actual title insurance policy, if any, to be purchased by Buyer in the amount of the Purchase Price. The Commitment shall: (i) bear a date subsequent to the date hereof, (ii) include legible copies of all documents, maps, or plats set forth therein as affecting the Property; and (iii) be issued through First American Title Insurance Corporation in its capacity as a title insurance company by its local office or by its local agent. The Commitment shall identify the Property and easements appurtenant thereto by the proposed legal description(s) set forth on the Survey. The Commitment shall, at Buyer's option and cost, contain endorsements guaranteeing: (i) the zoning classification of the Property; and
(ii) that the Property abuts the public street(s) immediately adjacent thereto and has direct and valid access thereto; if such commitment options are not available for whatever reason, Buyer must elect to proceed to closing without the commitment options or elect to terminate the Agreement, in which case both parties hereto shall be released from all duties and obligations to each other contained herein.

         B. Within twenty (20) days after receipt of both the Commitment in the form specified above and the Survey to be obtained by Seller pursuant to Section V hereof, Buyer shall deliver to Seller a written statement containing any objection Buyer has to title. If such statement is not delivered within the twenty (20) day period, title shall be deemed approved by Buyer. If such statement is so delivered, Seller may use reasonable efforts to cure or remove all objections prior to Closing, provided, however, Seller shall have no obligation to cure or remove any objections. If any objection is not cured or removed within 120 days of the receipt by Seller of the aforesaid written statement containing objection of Buyer to title, Buyer, at its option, may either: (i) accept title as it is; or (ii) terminate this Agreement. Upon any such termination all parties shall be released from all duties or obligations contained herein and the Deposit returned to Buyer as provided for in Section III(b) hereof. Seller shall also deliver all abstracts in its possession to the Property to the Buyer at closing.


                                   SECTION VII
                              RESTRICTIVE COVENANT

         Buyer acknowledges that the construction of the Proposed Use will impact Seller's use of the Seller's Property. Buyer further acknowledges that but for Buyer's agreement described in this Section VII, Seller would not sell the Property to Buyer. The parties mutually acknowledge that Buyer may not construct the Proposed Use immediately following the Closing. Accordingly, Buyer agrees that prior to the construction of any improvement on the Property, including without limitation the Proposed Use, Buyer shall (a) regrade the Property and Seller's Property, pursuant to grading plan reasonably agreeable to Buyer and Seller and based upon the recommendations of the surveyor (the "Regrading"). Buyer agrees that the provisions of this Section VII shall be placed in the Deed provided by Seller at Closing (as otherwise described in Section X(a) of this Agreement) as a Restrictive Covenant, provided that the provision placed in the Deed shall specify the grading recommendations made by the surveyor to the extent that the obligations of Buyer to regrade can be identified satisfactorily to resolve potential disputes.


                                  SECTION VIII
                              INTENTIONALLY DELETED





                                   SECTION IX
                                   WARRANTIES

         Seller warrants and represents to Buyer that the following statements are now, and will at the closing, be true and accurate:

         a) Seller will have marketable and insurable record title to the Property as of Closing, subject only to the Permitted Encumbrances listed on Exhibit B attached hereto and made a part hereof;

         b) At Closing, Seller shall convey by warranty deed to Buyer the Property free of all leases, conveyances or other transfers or encumbrances on the Property or any portion thereof except for Permitted Encumbrances and other matters approved by Buyer pursuant to Sections IV or VI or as otherwise provided herein;

         c) Seller has not received any notice of any pending action to take by eminent domain or by deed in lieu thereof all or any portion of the Property;

         d) Seller shall be solely responsible for and shall pay on the Date of Closing any deferred tax or assessment;

         e) Seller is not a "foreign person" as contemplated by Section 1445 of the Internal Revenue Code. At the closing Seller will deliver to Buyer a certificate so stating, in a form complying with the Federal tax law;

         f) Seller has the full right, power and authority to enter into this Agreement and to carry out the terms and provisions hereof including, but not limited to, compliance with all appropriate procedures to authorize the execution and delivery of this Agreement;

         g) To the actual knowledge of Seller's officers and directors, without any inquiry or investigation whatsoever, the Property has not been used for storage or disposal of, nor does it contain, any hazardous substance or high concentrations of pollutants or contaminants, including but not limited to, petroleum or gas products and those defined in 42 USC ss. 6903 or ss. 6921, nor has the Property been used for the dumping of trash or other waste products. To the actual knowledge of Seller's officers and directors, without any inquiry or investigation whatsoever, any asbestos or other health endangering elements or chemicals are either absent from the Property or are properly encapsulated and do not present any health risk;

         h) To the actual knowledge of Seller's officers and directors, without any inquiry or investigation whatsoever, no unrecorded condition, restriction, obligation or agreement shall exist which shall materially and adversely affect the Property or Buyer's ability to use the Property for its proposed use;

         i) To the actual knowledge of Seller's officers and directors, without any inquiry or investigation whatsoever, no portion of the Property is located within an area designated as "flood plain" or "flood prone area" under any statute, regulation or ordinance. To the actual knowledge of Seller's officers and directors, without an inquiry or investigation whatsoever, the Property is free from any use or occupancy restrictions, except those imposed by zoning laws and regulations, and no part is dedicated or has been used as a cemetery or burial ground;

         j) There exists access to the Property from a public street and, to the actual knowledge of Seller's officers and directors, without any inquiry or investigation whatsoever, no fact or condition exists which would result in the termination of the current access to the Property from any presently existing streets and roads adjoining or situated on the Property or to any existing sewer or other utility facilities servicing, adjoining or situated on the Property;

         k) There is no litigation at law or in equity, and no pending proceedings of any administrative or regulatory authority pending against the Seller or affecting the Property which would have a material adverse effect on the Property or the transaction contemplated by this Agreement.

For a period of twelve (12) months following closing, Seller agrees to indemnify and hold Buyer harmless from all claims, expenses and liabilities (including reasonable attorney's fees) incurred by Buyer as a result of Seller's breach of any of the foregoing warranties. Any claim not made within said 12-month period is deemed waived and Buyer may make no claim against Seller pursuant to the warranties and representations contained in this Section IX after the expiration of said 12-month period.


                                    SECTION X
                                     CLOSING

         Subject to any extension as hereafter provided or agreed to in writing by the parties, the Closing of this transaction shall take place in the office of Seller's attorney, Lindquist & Vennum, 4200 IDS Center, Minneapolis, Minnesota on or before September 30, 1996 (the "Closing Date") provided that Buyer can elect to close earlier upon giving Seller a five (5) day or more prior written notice of the exact closing date and; provided, however, that if Buyer has not timely received all reports and information on the Property to be obtained by or provided to Buyer pursuant to Section VI hereof, Buyer may unilaterally agree to extend the Closing to enable such reports and information to be so obtained or delivered.; provided, however, that if the Closing has not occurred by September 30, 1996, then either party may unilaterally terminate this Agreement. Possession of the Property shall be deemed to have been given by Seller to Buyer coincident with the Closing. The following procedure shall govern the Closing:

         a) Prior to the Closing, Seller shall deliver to Buyer and the Title Company a copy of the proposed Warranty Deed (hereafter the "Deed") which shall be in recordable form and shall convey good and marketable title to the Property to Buyer, subject only to current real estate taxes, the Permitted Encumbrances and other matters approved by Buyer. If the form of the deed does not comply with the provision set forth above, the Seller shall promptly correct the same upon notice from either Buyer or Title Company.

         b) On or before the Closing, Seller shall deliver to the Title Company or Buyer the following:

                  i) the Deed, properly executed and acknowledged along with a standard form Seller's Affidavit;

                  ii)      current real estate tax statements;

                  iii) any applicable owner's duplicate certificates of title and abstracts to the Property;

                  iv) any other documentation reasonably requested by the Title Company in order to confirm the authority of the Seller to consummate this transaction or to permit the Title Company to issue to Buyer, upon completion of the closing, its Owner's Title Insurance Policy in an amount equal to the Purchase Price, subject only to those matters shown on the Commitment which were approved by Buyer (the "Title Policy"); provided, however, that the foregoing shall not be construed to obligate Seller to provide any indemnity or to pay any sums not otherwise required to be paid by Seller hereunder;

         c) On or before the Closing, Buyer shall deliver to the Title Company or Seller the following:

                  i) the Promissory Note, as provided in Section I(ii) above;

                  ii) such additional funds as may be required of Buyer to pay closing costs or charges properly allocable to Buyer;

                  iii) any other documentation reasonably requested by the Title Company in order to confirm the authority of the Buyer to consummate this transaction or to permit the Title Company to issue to Buyer, upon completion of the closing, its Owner's Title Insurance Policy in an amount equal to the Purchase Price, subject only to those matters shown on the Commitment which were approved by Buyer (the "Title Policy"); provided, however, that the foregoing shall not be construed to obligate Buyer to provide any indemnity or to pay any sums not otherwise required to be paid by Buyer hereunder;

         d) After the Title Company has received all of the items to be deposited with it, and when it is in a position to issue the Title Policy reflected by the approved Commitment, the Title Company shall notify Buyer and Seller and upon receipt of written consent by both Buyer and Seller the Title Company shall:

                  i)       record the Deed;

                  ii) record any other instruments executed by the parties, or either of them, which are contemplated by this Agreement to be placed of record;

                  iii) issue to Buyer its Title Policy and deliver to Buyer all other documents to be herein delivered by Seller to the Title Company pursuant to this Agreement;

                  iv) charge Buyer for the recording cost of the Deed, the cost of the title insurance policy and one-half of the closing fee less abstracting charges which shall be charged to Seller;

                  v) charge Seller for the survey, one-half the cost of the closing fee, the cost of the title insurance commitment in favor of Buyer, recording any documents clearing title to the Property and any abstracting costs associated with the cost of the title insurance commitment for Buyer;

                  vi) charge Seller for the full cost of any deed transfer, revenue or similar tax with respect to the sale of the Property;

                  vii) real estate taxes due and payable in the year of Closing shall be prorated for the year of closing as of the Date of Closing. Seller shall pay all real estate taxes due and payable in years prior to the Date of Closing. All special assessments levied, including interest thereon, against the Property on the Closing Date, including, without limitation, trunk area charges and charges for lateral benefit from sewer and storm sewer shall be paid for by Seller or at Seller's election such levied assessments with the understanding that such reduction shall be first made in the cash portion of the Purchase Price and any excess made to reduce the Purchase Price. If current real estate taxes are not available, then a portion shall be made based on the preceding year's amount, and the amount of such taxes shall be adjusted when the current amount becomes known. Because the current real estate tax statement has not been allocated to the Property (and Seller's adjacent property) and will not be so allocated until after the Closing and the filing of the Subdivision with the appropriate Hennepin County office, Seller and Buyer agree that the real estate tax proration described in this Section X(d)(vii) shall be based upon the land value (only) portion of 1996 real estate taxes of the Property, which will subsequently need to be prorated on a square foot basis from the real estate tax statement amounts;

                  viii) all bills for services, labor, materials, capital improvements or other charges of any kind or nature rendered to Seller or the Property prior to the Closing Date shall be borne by and paid by Seller, unless provided for in this Agreement to be paid by Buyer;

                  ix) prepare closing statements for Seller and Buyer, respectively, indicating deposits, credits and charges (including allocation of current real property taxes) and deliver the same, together with a disbursement of funds, to any appropriate party.

         Any supplemental closing instructions given by any party shall also be followed by the Title Company provided the same do not conflict with any instructions set forth herein.


                                   SECTION XI
                                DEFAULT BY BUYER

         In the event the transactions contemplated hereby fail to close as a result of a default by Buyer of any of the terms of this Agreement, and such failure to close continues for a period of ten (10) days after Seller notifies Buyer of such event, Seller may, at its option, elect one of the following remedies:

         a) cancel and terminate this Agreement and retain the Deposit and all interest accrued thereon; in which event neither party shall have any further rights or obligations hereunder; or

         b) enforce specific performance of Buyer's obligations hereunder; provided that such action be commenced no later than six (6) months from the date of default.


                                   SECTION XII
                                DEFAULT BY SELLER

         If Seller refuses to perform any of its obligations as set forth herein and such failure to perform continues for a period of ten (10) days after Buyer notifies Seller of such event, Buyer may, at its option, elect one of the following remedies:

         a) to terminate this Agreement by notice to Seller, in which event neither party shall have any further rights or obligations hereunder; or

         b) to enforce specific performance of Seller's obligations hereunder, including specifically the conveyance of the Property in the condition required hereby; provided that such action be commenced no later than six (6) months from the date of Seller's failure to perform.


                                  SECTION XIII
                             EXPENSE OF ENFORCEMENT

         If either party brings an action at law or in equity to enforce or interpret this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorney's fees and court costs in addition to any other remedy granted.


                                   SECTION XIV
                                     BROKERS

         Seller warrants to Buyer that in connection with this transaction Seller has not taken any action which would result in any real estate broker's fee being due or payable to any party. Buyer warrants to Seller that in connection with this transaction Buyer has not taken any action which would result in any real estate broker's fee, finder's fee or other fee being due or payable by Seller to any other party. Seller and Buyer respectively agree to indemnify, defend and hold harmless the other from and against any and all other claims, fees, commission and suits of any real estate broker or agent with respect to services claimed to have been rendered for or on behalf of such party in connection with the execution of this Agreement or the transaction set forth herein.


                                   SECTION XV
                                     NOTICE

         All notices, demands and requests required or permitted to be given under this Agreement must be in writing and shall be deemed to have been properly given or served either by personal delivery or three (3) days after deposit of the same in the United States Mail, addressed to Seller and Buyer, as the case may be, prepaid and by registered or certified mail, return receipt requested, at the following addresses:

To Seller:                         Research, Inc.
                                   6425 Flying Cloud Drive
                                   Eden Prairie, MN
                                   Attn.:   Claude Johnson, President

With a copy to:                    Debra K. Page
                                   Lindquist & Vennum
                                   4200 IDS Center
                                   Minneapolis, MN 55402

To Buyer:                          Starkey Laboratories, Inc.
                                   6700 Washington Avenue South
                                   Eden Prairie, MN 55344
                                   Attn.:   Dale Thorstad

With a copy to:                    Richard T. Curtin
                                   Curtin & Steingart, P.A.
                                   8500 Normandale Lake Blvd., Suite 960
                                   Minneapolis, MN 55437

Rejection or refusal to accept or the inability to deliver notice hereunder because of changed address of which no notice was given shall be deemed to be receipt of the notice, demand or request. Any party shall have the right from time to time and at any time upon at least ten (10) days' written notice thereof, to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America.


                                   SECTION XVI
                                  CONDEMNATION

         In the event any portion of the Property is condemned or access thereto shall be taken, or in either case threatened, prior to the closing, and Buyer concludes that the taking renders the land remaining unsuitable for the economic development contemplated and Buyer notifies Seller in writing of such conclusion within thirty (30) days after written notice to Buyer of such condemnation action, then this Agreement shall terminate.

         If the Agreement is not terminated pursuant to the preceding sentence, the Purchase Price of the Property shall not be affected, it being agreed that if the award is paid prior to the closing of this transaction, such amount, insofar as it pertains to the Property, shall be held in escrow and delivered to Buyer at the time of closing; and if the award has not been paid prior to the closing of this transaction, then at the closing Seller shall assign to Buyer all of its rights, title and interest with respect to such award and shall further execute any other instrument requested by Buyer to assure that such award is paid to Buyer.

         If Buyer does not terminate this Agreement, it shall have the right to contest the condemnation and/or the award resulting therefrom, following the Closing. Prior to the Closing, Seller shall have the sole right to so contest.


                                  SECTION XVII
                            MERGER/BINDING AGREEMENT

         All previous negotiations and understandings between Seller and Buyer or their respective agents and employees with respect to the transaction set forth herein are merged in this Agreement which alone fully and completely expresses the parties' rights, duties and obligations. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, it being understood and agreed that the warranties, representations and/or indemnities made and expressed herein shall survive the closing of this transaction and shall not be merged therein.


                                  SECTION XVIII
                                 EFFECTIVE DATE

         The Effective Date of this Agreement shall be the date of the last party's execution; provided, however, that if the last party does not execute this Agreement and deliver a duly executed counterpart of the same to the first signing party within ten (10) days of the first party's execution date, then the offer or commitment to be bound hereby by the first executing party shall automatically be revoked and withdrawn, whereupon either party shall automatically be revoked and withdrawn, whereupon neither party shall be bound hereto.


                                   SECTION XIX
                                  GOVERNING LAW

         This Agreement shall be deemed to be a contract made under the laws of the State of Minnesota and for all purposes shall be governed and construed in accordance with the laws of said State.


                                   SECTION XX
                              INTENTIONALLY DELETED






         IN WITNESS WHEREOF, the parties hereto have executed these presents intending to be bound by the provisions herein contained.

                                     SELLER:

                                     RESEARCH, INC.

                                     By:    /s/ Claude C. Johnson
                                            ----------------------------------
                                     Its:   President

                                     Date:  6/27/96



                                     BUYER:

                                     STARKEY LABORATORIES, INC.

                                     By:    /s/ Dale Thorstad
                                            ----------------------------------
                                     Its:   Vice President Operations

                                     Date:  6/27/96




                                    EXHIBIT A
                                    PLAT MAP



                        [Plat map of real estate omitted]




                                    EXHIBIT B

                             PERMITTED ENCUMBRANCES

         a. The lien of real estate taxes not yet due and payable in the year of closing and thereafter.

         b. Building and zoning laws, ordinances, state and federal regulations.

         c. Easements, reservations, and restrictions of record which do not interfere with the Proposed Use.

         d. A drainage easement to be entered into between Seller and Buyer to facilitate current drainage from Seller's Property to the Property in a form required by the City of Eden Prairie.

         e. A storm sewer easement to be entered into between Seller and the City of Eden Prairie with regard to the most westerly portion of the Property.

         f. The Restrictive Covenant described in Section VII of this Agreement.